UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 12, 2010

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On May 12, 2010, WellCare Health Plans, Inc. (the “Company”) and WellCare Management Group, Inc. (“WCMG”), a subsidiary of the Company, entered into a $65,000,000 Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and parties signatory thereto.  The Credit Agreement provides for a $65,000,000 revolving credit facility, and the commitments thereunder shall expire on November 12, 2011.  Borrowings by the Company and WCMG (together, the “Borrowers”) under the Credit Agreement may be used for general corporate purposes of the Company and its subsidiaries.  The Credit Agreement is guaranteed by the Borrowers and certain of the Company’s subsidiaries (other than its HMO and insurance subsidiaries).  In addition, the Credit Agreement is secured pursuant to a Pledge and Security Agreement, dated as of May 12, 2010 (the “Pledge and Security Agreement”), by first priority liens on personal property of the Borrowers and guarantors and includes a pledge of the equity interests of certain of the Company’s subsidiaries (other than its HMO and insurance subsidiaries).

Revolving loans designated by the Borrowers at the time of borrowing as “ABR Borrowings” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to (i) the greatest of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 1/2 of 1%; and (c) the Adjusted LIBO Rate (as defined in the Credit Agreement) for a one month interest period on such day plus 1%; plus (ii) 1.5%.  Revolving loans designated by the Borrowers at the time of borrowing as “Eurodollar Borrowings” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing plus 2.5%.

The Credit Agreement includes negative and financial covenants that limit certain activities of the Company and its subsidiaries, including (i) restrictions on the Company’s and its subsidiaries’ ability to incur additional indebtedness; and (ii) financial covenants that require (a) a minimum ratio of cash flow to total debt; (b) a maximum ratio of total liabilities to consolidated net worth; and (c) a minimum level of statutory net worth for certain of the Company’s HMO and insurance subsidiaries.

The Credit Agreement also contains customary representations and warranties that must be accurate in order for the Company or WCMG to borrow under the Credit Agreement.  In addition, the Credit Agreement contains customary events of default.  If an event of default occurs and is continuing, the Borrowers may be required immediately to repay all amounts outstanding under the Credit Agreement.  Lenders holding at least 66 2/3% of the loans and commitments under the Credit Agreement may elect to accelerate the maturity of the loans and/or terminate the commitments under the Credit Agreement upon the occurrence and during the continuation of an event of default.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the above-described Credit Agreement and Pledge and Security Agreement.  The above description is qualified in its entirety by reference to the complete Credit Agreement and the Pledge and Security Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibits are filed as part of this report:
10.1
$65,000,000 Credit Agreement, dated May 12, 2010, among WellCare Health Plans, Inc., The WellCare Management Group, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger.

10.2
Pledge and Security Agreement, dated May 12, 2010, among WellCare Health Plans, Inc., The WellCare Management Group, Inc., the subsidiaries of WellCare Health Plans, Inc. named therein, and JPMorgan Chase Bank, N.A., as administrative agent, for itself and for the Secured Parties (as defined in the Credit Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2010	WELLCARE HEALTH PLANS, INC. /s/ Thomas L. Tran
Thomas L. Tran
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
$65,000,000 Credit Agreement, dated May 12, 2010, among WellCare Health Plans, Inc., The WellCare Management Group, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger.

10.2
Pledge and Security Agreement, dated May 12, 2010, among WellCare Health Plans, Inc., The WellCare Management Group, Inc., the subsidiaries of WellCare Health Plans, Inc. named therein, and JPMorgan Chase Bank, N.A., as administrative agent, for itself and for the Secured Parties (as defined in the Credit Agreement).